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                                                                    EXHIBIT 11.1

                                 ISE LABS, INC.

                      CALCULATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                 THREE MONTHS
                                       YEAR ENDED OCTOBER 31,  ENDED JANUARY 31,
                                       ----------------------- -----------------
                                        1995    1996    1997     1997     1998
                                       ------- ------- ------- -------- --------
Net income...........................  $ 4,930 $ 4,848 $ 5,740 $    955 $  2,631
                                       ======= ======= ======= ======== ========
Weighted average common shares
 outstanding for basic net income per
 share...............................   17,500  17,500  17,500   17,500   17,500
Potential shares issuable on exercise
 of
 employee stock options..............      --      --      --       --       268
                                       ------- ------- ------- -------- --------
Total weighted average common shares
 outstanding for diluted net income
 per share...........................   17,500  17,500  17,500   17,500   17,768
                                       ======= ======= ======= ======== ========
Basic net income per share...........  $  0.28 $  0.28 $  0.33 $   0.05 $   0.15
                                       ======= ======= ======= ======== ========
Diluted net income per share.........  $  0.28 $  0.28 $  0.33 $   0.05 $   0.15
                                       ======= ======= ======= ======== ========
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